NEWPORT NEWS SHIPBUILDING INC.

                EMPLOYEE STOCK PURCHASE & STOCK ACCUMULATION PLAN






                              Amended and Restated




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                         NEWPORT NEWS SHIPBUILDING INC.
                EMPLOYEE STOCK PURCHASE & STOCK ACCUMULATION PLAN

                                Table of Contents


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Section                                                                                          Page

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ARTICLE I.         DEFINITIONS
                   1.01.      Administrator.......................................................  1
                   1.02.      Base Pay............................................................  1
                   1.03.      Board...............................................................  1
                   1.04.      Business Day........................................................  1
                   1.05.      Code................................................................  1
                   1.06.      Committee...........................................................  1
                   1.07.      Common Stock........................................................  1
                   1.08.      Company.............................................................  1
                   1.09.      Election Form.......................................................  1
                   1.10       Eligible Employee...................................................  2
                   1.11.      Exercise Date.......................................................  2
                   1.12.      Exchange Act........................................................  2
                   1.13.      Fair Market Value...................................................  2
                   1.14.      Five Percent Shareholder............................................  2
                   1.15.      Grant Date..........................................................  3
                   1.16.      Offering Period.....................................................  3
                   1.17.      Option..............................................................  3
                   1.18.      Participant.........................................................  3
                   1.19.      Plan................................................................  3
                   1.20.      Plan Account........................................................  3
                   1.21.      Subsidiary..........................................................  3
                   1.22.      United States Corporation...........................................  3
                   1.23.      Voice Response System...............................................  4

ARTICLE II.        PURPOSES.......................................................................  4

ARTICLE III.       ADMINISTRATION.................................................................  4

ARTICLE IV.        ELIGIBILITY....................................................................  5

ARTICLE V.         BASE PAY DEDUCTIONS

                   5.01.      Amount of Deduction.................................................  6
                   5.02.      Plan Account........................................................  7

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                         NEWPORT NEWS SHIPBUILDING INC.
                EMPLOYEE STOCK PURCHASE & STOCK ACCUMULATION PLAN

                                Table of Contents

Section                                                                                          Page

                   5.03.      Changes in Payroll Deductions.......................................  7
                   5.04.      Application of Funds................................................  7

ARTICLE VI.        OPTION GRANTS

                   6.01.      Number of Shares....................................................  8
                   6.02.      Option Price........................................................  8

ARTICLE VII.       EXERCISE OF OPTION

                   7.01.      Automatic Exercise..................................................  9
                   7.02.      Fractional Shares...................................................  9
                   7.03.      Pro Rata Exercise...................................................  9
                   7.04.      Nontransferability.................................................. 10
                   7.05.      Employee Status..................................................... 10
                   7.06.      Employee Statements................................................. 10
                   7.07.      Delivery of Stock................................................... 10
                   7.08.      Vesting and Rights as a Shareholder................................. 11

ARTICLE VIII.      SALE OF COMMON STOCK........................................................... 11

ARTICLE IX.        TERMINATION OF PLAN PARTICIPATION

                   9.01.      Voluntary Termination of
                              Participation....................................................... 12
                   9.02.      Termination of Employment........................................... 13
                   9.03.      Automatic Exercise.................................................. 13
                   9.04.      Subsequent Participation............................................ 13

ARTICLE X.         STOCK SUBJECT TO PLAN

                   10.01.     Shares Issued....................................................... 14
                   10.02.     Aggregate Limit..................................................... 14
                   10.03.     Annual Limit........................................................ 14
                   10.04.     Reallocation of Shares.............................................. 14


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                         NEWPORT NEWS SHIPBUILDING INC.
                EMPLOYEE STOCK PURCHASE & STOCK ACCUMULATION PLAN

                               Table of Contents

Section                                                                                            Page

ARTICLE XI.        ADJUSTMENT UPON CHANGE IN COMMON
                   STOCK.......................................................................... 14

ARTICLE XII.       COMPLIANCE WITH LAW AND
                   APPROVAL OF REGULATORY BODIES.................................................. 15

ARTICLE XIII.      GENERAL PROVISIONS

                   13.01.     Effect on Employment.  ............................................. 16
                   13.02.     Unfunded Plan....................................................... 16
                   13.03.     Rules of Construction............................................... 17

ARTICLE XIV.       AMENDMENT...................................................................... 17

ARTICLE XV.        DURATION OF PLAN............................................................... 17

ARTICLE XVI.       EFFECTIVE DATE OF PLAN......................................................... 18

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                         NEWPORT NEWS SHIPBUILDING INC.
                EMPLOYEE STOCK PURCHASE & STOCK ACCUMULATION PLAN


                                   ARTICLE I.

                                   DEFINITIONS


1.01. Administrator means the Committee and any delegate of the Committee that is appointed in accordance with Article III.

1.02. Base Pay, for a Participant, means the regular compensation and commissions earned during each payroll period, before any deductions or withholding, but excluding overtime pay, bonuses, amounts paid as reimbursements of expenses and other additional compensation, under rules uniformly applied by the Company and all Subsidiaries to all Eligible Employees similarly situated.

1.03. Board means the Board of Directors of the Company.

1.04. Business Day means any day on which the New York
Stock Exchange is open for business.

1.05. Code means the Internal Revenue Code of 1986, and any amendments thereto.

1.06. Committee means the Compensation and Benefits Committee of the Board.

1.07. Common Stock means the common stock of the Company, $.01 par value.

1.08. Company means Newport News Shipbuilding Inc.

1.09. Election Form means the form prescribed by the Administrator on which a Participant may authorize a reduction in his Base Pay in accordance with Article V.

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1.10 Eligible Employee means any employee of the Company or a Subsidiary who is eligible to participate in the Plan pursuant to Article IV.

1.11. Exercise Date means the last Business Day of each calendar quarter, or any other date specified by the Administrator as an Exercise Date.

1.12. Exchange Act means the Securities Exchange Act of 1934, as amended and as in effect from time to time.

1.13. Fair Market Value means, on any given date, the average of the high and low sales price per share of Common Stock as quoted on the New York Stock Exchange as reported by such source as may be selected by the Administrator. If the Common Stock was not traded on the date of reference, Fair Market Value shall be determined as of the next preceding day that the Common Stock was traded.

1.14. Five Percent Shareholder means any individual who, immediately after the grant of an option (whether or not granted under this Plan), owns more than five percent of the total combined voting power or value of all classes of stock of the Company, a Subsidiary, or any "parent" (within the meaning of Section 424 of the Code), of the Company. An individual shall be considered to own any voting stock owned (directly or indirectly), by or for his brothers, sisters, spouse, ancestors or lineal descendants and shall be considered to own proportionately any voting stock owned (directly or indirectly), by or for a corporation, partnership, estate or trust of which such individual is a shareholder, partner or beneficiary. Stock which the individual may purchase under outstanding options (whether or not granted under this Plan), shall be treated as stock owned by the individual.

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1.15. Grant Date means the first Business Day of each calendar quarter, or any other date specified by the Administrator as a Grant Date.

1.16. Offering Period means the period from April 1, 1997 through December 31, 1997 and any twelve-month period thereafter beginning on January 1 of a particular calendar year and ending on December 31 of such calendar year or any other period specified by the Administrator as an Offering Period.

1.17. Option means a stock option that entitles the holder to purchase from the Company a stated number of shares of Common Stock on the terms and conditions prescribed by the Plan.

1.18. Participant means an Eligible Employee who elects to receive an Option.

1.19. Plan means the Newport News Shipbuilding Inc. Employee Stock Purchase & Stock Accumulation Plan.

1.20. Plan Account means an account maintained by the Company or its designated recordkeeper for each Participant to which payroll deductions are credited, against which funds used to purchase shares of Common Stock are charged, and to which shares of Common Stock purchased are credited.

1.21. Subsidiary means any United States Corporation that is a "subsidiary" (within the meaning of Section 424 of the Code) of the Company on the applicable Grant Date.

1.22. United States Corporation means a corporation incorporated under the laws of any state in the United States, which conducts business operations primarily in the United States.

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1.23. Voice Response System means the voice response system established by the
Company or a Subsidiary under which a Participant may elect to participate in the Plan or establish, change or terminate a payroll deduction authorization.

                                   ARTICLE II.

                                    PURPOSES


             The Plan is intended to assist the Company and its Subsidiaries in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and its Subsidiaries and to associate their interests with those of the Company and its shareholders. The Plan is intended to permit the grant of Options qualifying under Section 423 of the Code. No Option shall be invalid for failure to qualify under Section 423 of the Code. The proceeds received by the Company from the sale of Common Stock pursuant to this Plan shall be used for general corporate purposes.

                                  ARTICLE III.

                                 ADMINISTRATION


             The Plan shall be administered by the Administrator. The Administrator shall have complete authority to interpret all provisions of this Plan; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of this Plan. The express grant in the Plan of any specific power to the

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Administrator shall not be construed as limiting any power or authority of the
Administrator. Any decision made, or action taken, by the Administrator or in connection with the administration of this Plan shall be final and conclusive. Neither the Administrator nor any member of the Committee shall be liable for any act done in good faith with respect to this Plan or any Option. All expenses of administering this Plan shall be borne by the Company.
             The Committee, in its discretion, may delegate to one or more officers of the Company all or part of the Committee's authority and duties with respect to grants and awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Exchange Act. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee's delegate or delegates that were consistent with the terms of the Plan.

                                   ARTICLE IV.

                                   ELIGIBILITY


             Each active employee of the Company or a Subsidiary (including a corporation that becomes a Subsidiary after the adoption of this Plan), as determined under policies uniformly applied by the Company and all Subsidiaries, is eligible to participate in the Plan. Directors of the Company or a Subsidiary who are active employees of the Company or a Subsidiary may participate in this Plan. An employee who has satisfied the requirements set forth in the preceding sentences of

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this Article IV becomes a Participant by completing an Election Form and returning it to the Administrator or the recordkeeper designated by the Administrator or by responding to the enrollment procedures of the Voice Response System.

                                   ARTICLE V.

                               BASE PAY DEDUCTIONS

5.01. Amount of Deduction. A payroll deduction shall be made from the Base Pay of each Participant for each payroll period. The amount of such deduction shall be the percentage or dollar amount specified by the Participant on his Election Form or through the payroll deduction procedures of the Voice Response System. The minimum payroll deduction per month shall be $10.00 U.S. (or the equivalent thereof in other currencies) and the maximum payroll deduction per calendar year shall be $21,250 U.S. (or the equivalent thereof in other currencies). A Participant may contribute to the Plan only by payroll deduction. If a Participant's Base Pay is insufficient in any pay period for the entire payroll deduction specified by the Participant to be made, no deduction shall be made for such pay period. Payroll deductions will resume with the next pay period in which the Participant has Base Pay sufficient to allow for the deduction. Payroll deductions under the Plan shall be made in any pay period only after all other withholdings, deductions, garnishments and the like have been made, and only if the remaining pay is sufficient to allow the entire payroll deduction elected. A Participant's Election Form or Voice Response System payroll deduction election will continue to be

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effective, and amounts will be deducted from the Participant's Base Pay, until the Election Form or Voice Response System election is changed in accordance with Section 5.03 or the Participant withdraws from the Plan or his participation otherwise ends in accordance with Article IX.

5.02. Plan Account. A Plan Account shall be established for each Participant. All amounts deducted from a Participant's Base Pay shall be credited to his Plan Account. No interest will be paid or credited to the Plan Account of any Participant; provided, however, that, as determined by the Administrator, interest may be paid on any and all money which is distributed under circumstances described in Section 7.03.

5.03. Changes in Payroll Deductions. A Participant may discontinue his participation in the Plan as provided in Section 9.01. Except as provided in
Section 9.01, a Participant's direction to change the percentage or amount of the deduction specified on his Election Form or through the Voice Response System shall be effective as of the first day of the Offering Period following the Offering Period in which Participant's direction is delivered in writing to the Administrator or entered in the Voice Response System.

5.04. Application of Funds. All amounts of Base Pay received or held by the Company under the Plan before the purchase of shares of Common Stock or the termination of the Plan shall be held by the Company.

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                                   ARTICLE VI.

                                  OPTION GRANTS


6.01. Number of Shares. Each Eligible Employee who is a Participant on a Grant Date shall be granted an Option as of that Grant Date. The number of shares of Common Stock subject to such Option shall be determined by dividing the option price into the balance credited to the Participant's Plan Account as of the applicable Exercise Date. Notwithstanding the preceding sentence, no Participant will be permitted to purchase in any calendar year a number of shares of Common Stock with a Fair Market Value (determined, with respect to each such share, as of the Grant Date for the Option under which the applicable share was purchased) in excess of $25,000 U.S. (or the equivalent thereof in other currencies). Any portion of the balance credited to the Participant's Plan Account that cannot be applied to the purchase of shares of Common Stock due to the limit in the preceding sentence shall remain in the Plan Account and be applied to the option price of one or more Options granted in the following calendar year. The provisions of this Section 6.01 shall be interpreted in accordance with Code
Section 423(b)(8).

6.02. Option Price. The price per share for Common Stock purchased on the exercise of an Option shall be the lesser of (i) eighty-five percent of the Fair Market Value on the applicable Grant Date or (ii) eighty-five percent of the Fair Market Value on the applicable Exercise Date.


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                                  ARTICLE VII.

                               EXERCISE OF OPTION


7.01. Automatic Exercise. Subject to the provisions of Articles IX, X and XII, each Option shall be exercised automatically as of the applicable Exercise Date for the number of shares of Common Stock that may be purchased at the option price for that Option with the balance credited to the Participant's Plan Account.

7.02. Fractional Shares. Fractional shares may be credited to a Participant's Plan Account but will not be delivered to a Participant under the Plan. Any fractional share remaining to the credit of the Participant's Plan Account after the exercise of an Option shall remain in the account and be added to any other fractional share credited to the Participant's Plan Account until the Plan Account is credited with a whole share of Common Stock. If necessary to close a Participant's Plan Account following a request under Section 7.07 or upon termination of a Participant's participation in the Plan, a cash payment in lieu of any fractional share credited to Participant's Plan Account shall be made.


7.03. Pro Rata Exercise. If, on an Exercise Date, Participants in the aggregate have Options to purchase more shares of Common Stock than are available for purchase under Section 10.02 or Section 10.03, each Participant shall be eligible to purchase a reduced number of shares of Common Stock on a pro rata basis. If the limit of Section 10.02 would be exceeded absent the reduction described in the preceding sentence, any excess payroll deductions shall be returned to the applicable

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Participant. If the limit of Section 10.03 would be exceeded absent the reduction described in the preceding sentence, any excess payroll deductions shall remain in the Plan Account and be applied to the option price of one or more Options granted in the following calendar year.

7.04. Nontransferability. Each Option granted under this Plan shall be nontransferable except by will or by the laws of descent and distribution. During the lifetime of the Participant to whom the Option is granted, the Option may be exercised only by the Participant. No right or interest of a Participant in any Option shall be liable for, or subject to, any lien, obligation, or liability of such Participant.

7.05. Employee Status. For purposes of determining the applicability of Section 423 of the Code, and whether an individual is employed by the Company or a Subsidiary, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, family leave, layoff or other reasons shall not be deemed interruptions of continuous employment.

7.06. Employee Statements. As soon as practicable after each Exercise Date, a statement shall be delivered to each Participant which shall include the number of shares of Common Stock purchased on the Exercise Date on behalf of such Participant.

7.07. Delivery of Stock. Subject to Articles X and XII, the Company will deliver certificates evidencing the Common Stock credited to a Participant's Plan Account as soon as practicable after the Participant requests such certificates from the Administrator. Notwithstanding the foregoing, certificates for shares of

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Common Stock will be delivered only after such shares are transferable in accordance with Section 7.08. Certificates will be issued in the name of the Participant or, if so requested by the Participant, jointly with another person or persons. Any request under this Section 7.07 may be made by a Participant's personal representative in the event the Participant dies or becomes incapacitated before making such a request.

7.08. Vesting and Rights as a Shareholder. Participant's interest in the Common Stock purchased upon the exercise of his Option shall be immediately nonforfeitable. Participant shall be treated as the record owner of shares of Common Stock purchased under the Plan as of the Exercise Date for such shares and shall be entitled to vote and receive dividends paid with respect to such shares on and after such Exercise Date. Subject to the provisions of Article XII, shares of Common Stock purchased upon the exercise of an Option granted (a) prior to January 1, 1998 shall be immediately transferable and (b) on or after January 1, 1998 shall be transferable as of the second anniversary of the Exercise Date on which such shares were purchased.

                                 ARTICLE VIII.

                              SALE OF COMMON STOCK

             For any Participant, the Company shall pay the brokerage costs incurred in one sale each calendar year of shares of Common Stock purchased under the Plan provided that (i) the shares are sold by Smith Barney Inc. or such other brokerage firm as may be designated by the Administrator from time to time, and (ii) in the

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case of Options granted prior to January 1, 1998, such shares have been held for at least two years from the Grant Date for such shares, and in the case of Options granted on or after January 1, 1998, such shares have been held for at least two years from the Exercise Date for such shares in accordance with
Section 7.07. A Participant is responsible for the brokerage costs incurred for any sale of Common Stock other than one described in the preceding sentence. Sales requested by a Participant in accordance with the first sentence of this
Article VIII shall occur as soon as administratively feasible after the receipt of such request, but neither the Administrator, the Company nor any Subsidiary shall be liable for any delay or any losses, damages, expenses or any other claims of any kind resulting from such a delay.

                                   ARTICLE IX.

                        TERMINATION OF PLAN PARTICIPATION


9.01. Voluntary Termination of Participation. A Participant may terminate his participation in the Plan by delivering written notice to that effect to the Administrator or the appropriate payroll office (if and as designated by the Administrator), or by using the payroll deduction termination procedures of the Voice Response System, in either case at least ten days before the next pay period. In that event, payroll deductions will cease as of the first day of such following pay period.

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9.02. Termination of Employment. If a Participant's employment with the Company and the Subsidiaries terminates for any reason, his participation in the Plan and payroll deductions shall cease as of the date of termination.

9.03. Automatic Exercise. The balance credited to the Participant's Plan Account through the date payroll deductions cease under Section 9.01 or 9.02 shall be used to purchase shares of Common Stock on the applicable Exercise Date.

9.04. Subsequent Participation. A Participant who has terminated his participation under Section 9.01 may submit a new Election Form to the Administrator or enroll through the Voice Response System and resume participation in the Plan as of the first day of the next Offering Period, provided that the Administrator receives his Election Form or a Voice Response System enrollment is effected before the first day of such Offering Period or by any earlier date specified by the Administrator. Notwithstanding the foregoing, for any Participant who (a) is laid off or is on leave pursuant to the Family and Medical Leave Act and (b) is deemed by the Administrator under Section 7.05 to have undergone an interruption of continuous employment, payroll deductions will resume upon the Participant's again becoming an Eligible Employee in the same percentage or dollar amount in effect immediately prior to such leave of absence.



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                                   ARTICLE X.

                              STOCK SUBJECT TO PLAN


10.01. Shares Issued. Upon the exercise of any Option, the Company shall issue shares of Common Stock from its authorized but unissued Common Stock or Treasury Stock.

10.02. Aggregate Limit. The maximum aggregate number of shares of Common Stock that may be issued under this Plan pursuant to the exercise of Options is 2,800,000 shares. The maximum aggregate number of shares that may be issued under this Plan shall be subject to adjustment as provided in Article XI.

10.03. Annual Limit. Notwithstanding Section 10.02, the Fair Market Value of Common Stock issued under the Plan in any calendar year, determined as of the date of issuance, may not exceed $20,000,000.

10.04. Reallocation of Shares. If an Option is terminated, in whole or in part, for any reason other than its exercise, the number of shares of Common Stock allocated to the Option or portion thereof may be reallocated to other Options to be granted under this Plan.

                                   ARTICLE XI.

                     ADJUSTMENT UPON CHANGE IN COMMON STOCK


             The maximum number of shares as to which Options may be granted under this Plan and the terms of outstanding Options shall be adjusted as the Board shall determine to be equitably required in the event that (a) the Company
(i) effects

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one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Board necessitates such action. Any determination made under this Article XI by the Board shall be final and conclusive.
             The issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the maximum number of shares as to which Options may be granted or the terms of outstanding Options.

                                  ARTICLE XII.

                             COMPLIANCE WITH LAW AND
                          APPROVAL OF REGULATORY BODIES


             No Option shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under this Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party, and the rules of all domestic stock exchanges on which the Company's shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. Any share

                                               -15-

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certificate issued to evidence Common Stock for which an Option is exercised may bear such legends and statements as the Administrator may deem advisable to assure compliance with federal and state laws and regulations. No Option shall be exercisable, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters.

                                  ARTICLE XIII.

                               GENERAL PROVISIONS


13.01. Effect on Employment. Neither the adoption of this Plan, its operation, nor any documents describing or referring to this Plan (or any part thereof) shall confer upon any individual any right to continue in the employ of the Company or a Subsidiary or in any way affect any right and power of the Company or a Subsidiary to terminate the employment of any individual at any time with or without assigning a reason therefor.

13.02. Unfunded Plan. The Plan, insofar as it provides for grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by grants under this Plan. Any liability of the Company to any person with respect to any grant under this Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obli-

                                               -16-

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gation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.

13.03. Rules of Construction. Headings are given to the articles and sections of this Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

                                  ARTICLE XIV.

                                    AMENDMENT


             The Board may amend or terminate this Plan from time to time; provided, however, that no amendment may become effective until shareholder approval is obtained if (i) the amendment increases the aggregate number of shares of Common Stock that may be issued under the Plan or (ii) the amendment changes the class of individuals eligible to become Participants. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any Option outstanding at the time such amendment is made.

                                   ARTICLE XV.

                                DURATION OF PLAN


             No Option may be granted under this Plan after the earliest of (i) the date the Plan is terminated by the Board, (ii) December 31, 2001, or (iii) the first date on which no more shares are available for purchase under the Plan. Options granted

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before the earliest date specified in the first sentence of this Article XV shall remain valid in accordance with their terms.

                                  ARTICLE XVI.

                             EFFECTIVE DATE OF PLAN


             Options may be granted under this Plan upon its adoption by the Board, provided that no Option shall be effective or exercisable unless this Plan is approved by a majority of the votes entitled to be cast by the Company's shareholders, voting either in person or by proxy, at a duly held shareholders' meeting.

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